Exhibit 33.1.5

[Letterhead of National City Mortgage]

Management’s Assertion on Compliance with Regulation AB Criteria

National City Mortgage Co. (the “Asserting Party”) is responsible for assessing compliance, as of and for the year ended December 31, 2006 (the “Reporting Period”), with the servicing criteria set forth in Item 1122(d) of Regulation AB, excluding the criteria set forth in item 1122(d)(1)(iii), 1122(d)(3)(i)(C) and 1122(d)(4)(ii)(xv) which the Asserting Party has concluded are not applicable to the activities it performs, either directly or through its Vendors, with respect to the residential mortgage-backed securities transactions covered by this report (such criteria, the “Applicable Servicing Criteria”). The transactions covered by this report include all residential mortgage-backed securities that were completed on or after January 1, 2006 that were registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933 (the “Platform”), as listed on Appendix A.

The Asserting Party has engaged certain vendors ("Vendors") to perform specific, limited or scripted activities as of and for the year ended December 31, 2006. The Asserting Party has policies and procedures in place designed to provide reasonable assurance that the vendors’ activities comply in all material respects with the servicing criteria applicable to each Vendor. The Asserting Party is responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the Vendors and related criteria. The Asserting Party elects to take responsibility for assessing compliance with the servicing criteria or portion of the servicing criteria applicable to such Vendors for servicing criteria 1122(d)(4)(xi) and 1122(d)(4)(xii).

The Asserting Party has obtained an assertion of management and accompanying 1122 attestation report from the Vendor performing servicing criteria 1122(d)(2)(i) and 1122(d)(4)(iv).

The Asserting Party has assessed compliance with the Applicable Servicing Criteria for the Reporting Period and has concluded that it has complied, in all material respects, with the Applicable Servicing Criteria during the Reporting Period with respect to the Platform taken as a whole, except as noted below:

There were 29 possible instances where the Asserting Party did not prepare default loan data reports for the master servicer within the timeframes set forth in the transaction agreements as required in section 1122(d)(3)(i)(A). All other loan level reports were completed as required.

Ernst & Young LLP, an independent registered public accounting firm, has issued an attestation report for the Platform on the Asserting Party’s assessment of compliance with the Applicable Servicing Criteria as of and for the Reporting Period as set forth in this assertion.

National City Mortgage Co., as Servicer

By: /s/ T. Jackson Case, Jr.	Date: March 14, 2007

Name:	T. Jackson Case, Jr.

Title:	Executive Vice President

Appendix A

Deal Name

ARMT 2006-2

BAFC 2006-1

BAFC 2006-2

BAFC 2006-3

BAFC 2006-4

BAFC 2006-5

BAFC 2006-A

BAFC 2006-I

Bayview 2006-C

BSABS 2006-AC3

BSABS 2006-AC5

CMLTI 2006-4

CMLTI 2006-AR3

CMLTI 2006-AR5

CSMC 2006-3

DBALT 2006-AB2

DBALT 2006-AB4

DBALT 2006-AF1

DBALT 2006-AR1

DBALT 2006-AR5

GSAA 2006-11

GSAA 2006-12

GSAA 2006-14

GSAA 2006-16

GSAA 2006-3

GSAA 2006-5

GSAA 2006-9

GSAA 2006-20

GSR 2006-AR1

GSR 2006-8F

GSR 2006-9F

GSR 2006-AR2

JPALT 2006-S4

JPMMT 2006-S1

JPMMT 2006-S3

JPMMT 2006-S4

LMT 2006-6

LMT 2006-7

LXS 2006-20

MASTR 2006-1

MASTR 2006-3

MLMI 2006-A3

MLMI 2006-A4

MLMI 2006-F1

PRIME 2006-1

PRIME 2006-CL1

RESI 2006-B

RFC 2006-QA4

RFC 2006-QA5

RFC 2006-QA11

RFC 2006-QS1

RFC 2006-QS2

RFC 2006-QS3

RFC 2006-QS4

RFC 2006-QS5

RFC 2006-QS6

RFC 2006-QS7

RFC 2006-QS8

RFC 2006-QS10

RFC 2006-QS11

RFC 2006-QS12

RFC 2006-QS13

RFC 2006-QS16

RFC 2006-QS17

RFC 2006-QS18

RFC 2006-RZ3

RFC 2006-S10

RFC 2006-S11

RFC 2006-S12

SAMI 2006-AR3

WMLT 2006-A

WMLT 2006-ALT1